                                                                     EXHIBIT 2.1

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                          SECURITIES PURCHASE AGREEMENT

                                      AMONG

                               CLASSIC CABLE, INC.

                               BUFORD GROUP, INC.

                                       AND

                            THE SELLERS NAMED HEREIN

                            DATED AS OF MAY 11, 1999





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



                                TABLE OF CONTENTS

                                                                            Page
                                    ARTICLE I

                                   DEFINITIONS

1.1      Definitions.......................................................    2

                                   ARTICLE II

                         SALE OF SECURITIES AND CLOSING

2.1      Purchase and Sale of Securities...................................    2
2.2      Purchase Price....................................................    3
2.3      Adjustment to Aggregate Purchase Price............................    3
2.4      Closing...........................................................    6

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1      Organization......................................................    7
3.2      Authority, Execution and Validity.................................    8
3.3      No Conflicts or Violations........................................    8
3.4      Consents..........................................................    9
3.5      Title to Securities...............................................    9
3.6      Litigation........................................................    9
3.7      Partnership.......................................................   10

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1      Organization of the Buford Companies..............................   12
4.2      Authority, Execution and Validity.................................   12
4.3      Capital Stock.....................................................   13
4.4      No Conflicts or Violations........................................   14
4.5      Consents..........................................................   14
4.6      Company Financial Statements......................................   14
4.7      Absence of Certain Changes........................................   15
4.8      No Undisclosed Liabilities........................................   16
4.9      Litigation........................................................   16
4.10     System Franchises.................................................   17
4.11     Pole Attachment Agreements........................................   18
4.12     Real Property.....................................................   18

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
4.13     Other Material Contracts..........................................   20
4.14     Compliance with Laws..............................................   21
4.15     Assets............................................................   22
4.16     Restoration.......................................................   22
4.17     Patents, Trademarks and Copyrights................................   23
4.18     Year 2000.........................................................   23
4.19     Systems Information...............................................   23
4.20     Environmental Matters.............................................   24
4.21     Employee Benefits.................................................   25
4.22     Employee Matters..................................................   28
4.23     Taxes.............................................................   28
4.24     Insurance.........................................................   30
4.25     Bonds.............................................................   30
4.26     Organic Documents.................................................   30
4.27     Brokers...........................................................   30

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1      Organization......................................................   31
5.2      Authority.........................................................   31
5.3      No Conflicts or Violations........................................   32
5.4      Consents..........................................................   32
5.5      Litigation........................................................   32
5.6      Purchase for Investment...........................................   32
5.7      Sufficient Funds..................................................   33
5.8      Brokers...........................................................   33

                                   ARTICLE VI

                    COVENANTS OF THE SELLERS AND THE COMPANY

6.1      Consents..........................................................   34
6.2      HSR Act Filings...................................................   34
6.3      Licenses..........................................................   34
6.4      Access by Purchaser...............................................   35
6.5      Conduct of Business...............................................   35
6.6      Monthly Financial Statements......................................   37
6.7      Bank Accounts.....................................................   37
6.8      Employee Listing..................................................   37
6.9      Lien and Judgment Searches........................................   37
6.10     No Amendments.....................................................   38
6.11     No Issuance of Securities.........................................   38
6.12     No Dividends......................................................   38

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
6.13     Notification and Supplements to Schedules.........................   38

                                   ARTICLE VII

                             COVENANTS OF PURCHASER

7.1      Deposit...........................................................   39
7.2      Consents..........................................................   39
7.3      HSR Act Filings...................................................   39
7.4      Licenses..........................................................   40
7.5      WARN Act..........................................................   40
7.6      Financing.........................................................   40
7.7      Assistance and Information........................................   40

                                  ARTICLE VIII

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

8.1      Representations and Warranties....................................   41
8.2      Performance.......................................................   41
8.3      Officer's Certificates............................................   41
8.4      No Injunction.....................................................   41
8.5      HSR Act and Required Consents.....................................   42
8.6      Legal Opinion.....................................................   42
8.7      FCC Legal Opinion.................................................   42
8.8      Indemnity Escrow Agreement........................................   42
8.9      Noncompete Agreement..............................................   42
8.10     Resignations......................................................   42
8.11     Financial Performance.............................................   43

                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

9.1      Representations and Warranties....................................   43
9.2      Performance.......................................................   43
9.3      Officer's Certificates............................................   43
9.4      No Injunction.....................................................   43
9.5      HSR Act and Required Consents.....................................   44
9.6      Legal Opinion.....................................................   44
9.7      Indemnity Escrow Agreement........................................   44
9.8      Company Financing.................................................   44

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
                                    ARTICLE X

                   INDEMNIFICATION AND SURVIVAL OF PROVISIONS

10.1     Indemnification by Sellers........................................   44
10.2     Indemnification by Purchaser......................................   45
10.3     Notice and Resolution of Claims...................................   46
10.4     Limits on Indemnification.........................................   47
10.5     Indemnity Payments................................................   48
10.6     Payment...........................................................   48
10.7     Other Indemnitees.................................................   49
10.8     Survival..........................................................   49

                                   ARTICLE XI

                                   TERMINATION

11.1     Termination.......................................................   49
11.2     Effect of Termination.............................................   50

                                   ARTICLE XII

                                  MISCELLANEOUS

12.1     Tax...............................................................   51
12.2     Sellers Committee.................................................   52
12.3     Notices...........................................................   53
12.4     Entire Agreement..................................................   55
12.5     Expenses..........................................................   55
12.6     Public Announcements..............................................   55
12.7     Confidentiality...................................................   56
12.8     No Negotiation....................................................   57
12.9     Amendments........................................................   57
12.10    Assignment........................................................   57
12.11    Further Assurances................................................   57
12.12    Governing Law.....................................................   57
12.13    Counterparts......................................................   58
12.14    Dispute Resolution................................................   58

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                                    EXHIBITS

A - Definitions
B - Form of Indemnity Escrow Agreement
C - Form of Deposit Escrow Agreement
D - Form of Noncompete Agreement
E - Company Special Counsel Legal Opinions
F - Company FCC Counsel Legal Opinions
G - Purchaser Counsel Legal Opinions

                          SELLERS AND COMPANY SCHEDULES

2.2        -      Sellers' Pro Rata Shares
2.3        -      Life Insurance Policies
3.4        -      Sellers' Consents
3.5        -      Title to Securities
4.1        -      Organization of Buford Companies
4.3(a)     -      Capital Stock
4.3(b)     -      Equity Interests
4.5        -      Governmental Consents
4.7        -      Certain Material Changes
4.8        -      Undisclosed Liabilities
4.9        -      Litigation
4.10       -      System Franchises
4.11       -      Pole Attachment Agreements
4.12       -      Real Property
4.13       -      Other Material Contracts
4.14       -      FCC Licenses
4.15       -      Assets and Asset Dispositions
4.17       -      Trade Names and Trademarks
4.19(a)    -      Systems Information
4.19(c)    -      Overbuilds
4.20       -      Environmental Matters
4.21(a)    -      Employee Benefit Plans
4.21(b)    -      Extension of Coverage
4.23(a)    -      Exceptions to Tax Returns
4.23(b)    -      Tax Return Extensions
4.23(c)    -      Audits
4.24       -      Insurance
4.25       -      Bonds
6.5(c)     -      1999 Capital Expenditure Budget
8.5        -      Required Consents

                               PURCHASER SCHEDULES

5.4        -      Purchaser Consents
5.7        -      Financing Commitments
5.8        -      Brokers and Advisors

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement is made and entered into as of this 11th day of May, 1999 by and among Classic Cable, Inc., a Delaware corporation ("Purchaser"), Buford Group, Inc., a Delaware corporation (the "Company"), Geoffrey R. Buford, a resident of the State of Texas ("G. Buford"), Robert P. Buford, a resident of the State of Texas ("R. Buford"), Communities Foundation of Texas, Inc., a Texas not for profit corporation ("Communities Foundation"), Leadership Network, Inc., a Texas not for profit corporation ("Leadership Network"), Buford Foundation, Inc., a Texas not for profit corporation ("Buford Foundation"), Bennett W. Hooks, Jr., a resident of the State of Texas ("Hooks"), Ronald W. Martin, a resident of the State of Texas ("Martin"), Thomas M. Seale, III, a resident of the State of Texas ("Seale"), and Elizabeth Kay Monigold, a resident of the State of Texas ("Monigold"). Each of G. Buford, R. Buford, Communities Foundation, Leadership Network, Buford Foundation, Hooks, Martin, Seale and Monigold are individually referred to as a "Seller" and collectively referred to as the "Sellers."

                             PRELIMINARY STATEMENTS

         WHEREAS, the Company, through its subsidiaries, owns and operates cable television systems (the "Systems") which provide cable television services to subscribers in suburban markets and rural markets in the States of Texas, Arkansas, Louisiana and Missouri and to correctional facilities throughout the United States;

         WHEREAS, G. Buford, R. Buford, Communities Foundation, Leadership Network, Buford Foundation and Buford Television Partnership, a Texas general partnership (the "Partnership"), collectively own all the issued and outstanding shares of the Company's common stock, $1.00 par value (the "Company Common Stock");



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
         WHEREAS, G. Buford, R. Buford, Hooks, Martin, Seale and Monigold collectively own all the issued and outstanding partnership interests of the Partnership (collectively, the "Partnership Interests");

         WHEREAS, upon the terms and subject to the conditions set forth herein,
G. Buford, R. Buford, Communities Foundation, Leadership Network and Buford Foundation severally desire to sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from such Sellers, all of the shares of Company Common Stock owned directly by such Sellers (collectively, the "Shares");

         WHEREAS, upon the terms and subject to the conditions set forth herein,
G. Buford, R. Buford, Hooks, Martin, Seal and Monigold severally desire to sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from such Sellers, all of the Partnership Interests owned directly by such Sellers;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. The capitalized terms used in this Agreement will have the meanings ascribed to them in Exhibit A hereto.

                                   ARTICLE II
                         SALE OF SECURITIES AND CLOSING

         2.1 Purchase and Sale of Securities. Subject to the terms and conditions, and in reliance upon the representations and warranties set forth in this Agreement, on the Closing Date,


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the Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from the Sellers, the Shares and the Partnership Interests (collectively, the "Securities").

         2.2 Purchase Price. The aggregate purchase price payable by Purchaser for the Securities (the "Aggregate Purchase Price") shall be an amount equal to the difference of $300,000,000 minus the amount of Senior Debt (as such purchase price may be adjusted by the Purchase Price Adjustment Amount in accordance with
Section 2.3), $15,000,000 of which shall be deposited into an escrow account pursuant to the Indemnity Escrow Agreement, and the balance of which shall be payable to the Sellers in immediately available funds in accordance with each Seller's Pro Rata Share. Each Seller's Pro Rata Share is set forth on Schedule 2.2.

         2.3 Adjustment to Aggregate Purchase Price.

                  (a) The Aggregate Purchase Price will be increased or decreased, as the case may be, by each of the following:

                           (i) the Aggregate Purchase Price will be increased on
                  a dollar for dollar basis by an amount equal to the sum of cash and cash equivalent balances and the net cash surrender value of the life insurance policies set forth on Schedule 2.3 (to the extent realizable immediately following the Closing) as of the Closing Date;

                           (ii) if Working Capital as of the Closing Date is
                  greater than zero (0), the Aggregate Purchase Price will be increased on a dollar for dollar basis by an amount equal to such excess;

                           (iii) if Working Capital as of the Closing Date is
                  less than zero (0), the Aggregate Purchase Price will be decreased on a dollar for dollar basis by an amount equal to such difference; and


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                           (iv) if the number of Basic Subscribers as of the
                  Closing Date is less than 171,000, the Aggregate Purchase Price will be decreased on a dollar for dollar basis by an amount equal to the product of (A) $1,754, times (B) the difference of 171,000 minus the actual number of Basic Subscribers as of the Closing Date.

         Any adjustment to the Aggregate Purchase Price determined under this
         Section 2.3(a) is herein referred to as the "Purchase Price Adjustment Amount."

                  (b) The amount of Senior Debt, Working Capital and the cash balances and cash surrender value of life insurance policies of the Buford Companies and any Purchase Price Adjustment Amount resulting therefrom will be determined from the consolidated balance sheet of the Buford Companies as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared by Purchaser in accordance with GAAP on a consistent basis with the March Balance Sheet. The number of Basic Subscribers as of the Closing Date and any Purchase Price Adjustment Amount resulting therefrom will be determined from the books and records of the Buford Companies and will be prepared on a consistent basis with past practice.

                  (c) At least five (5) Business Days prior to the Closing, the Sellers and the Company will furnish Purchaser with an estimated Closing Balance Sheet, the amount of Senior Debt, the number of Basic Subscribers and a good faith estimated calculation of the Purchase Price Adjustment Amount (the "Preliminary Purchase Price Adjustment Amount"), each of which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for Purchaser to evaluate the accuracy thereof. The Aggregate Purchase Price payable to the Sellers at Closing will be adjusted by the Preliminary Purchase Price Adjustment Amount.


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                  (d) Within forty-five (45) days after the Closing, Purchaser and the Company will furnish the Sellers with the Closing Balance Sheet, the number of Basic Subscribers as of the Closing Date and the calculation of the Purchase Price Adjustment Amount, each of which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for the Sellers to evaluate the accuracy thereof. The Sellers shall have a period of ten (10) Business Days after receipt of Purchaser's calculation of the Purchase Price Adjustment Amount to notify Purchaser of their election to accept or reject (and in the case of a rejection, there shall be included in such notice the reasons for such rejection in reasonable detail) the calculation of the Purchase Price Adjustment Amount. In the event no notice is received by Purchaser during such ten
         (10) Business Day period, the calculation of the Purchase Price Adjustment Amount shall be deemed accepted by the Sellers and final and binding on the parties hereto.

                  (e) In the event the Sellers shall timely reject the calculation of the Purchase Price Adjustment Amount, Purchaser and the Sellers will promptly (and in any event within twenty (20) days following the date upon which the Sellers shall reject the calculation of the Purchase Price Adjustment Amount) attempt to make a joint determination of the Purchase Price Adjustment Amount. If the Sellers and Purchaser are able to jointly determine the Purchase Price Adjustment Amount, any required adjustment to the Aggregate Purchase Price resulting therefrom will be made immediately after such determination and will be final and binding on the parties hereto. In the event the Sellers and Purchaser are unable to agree upon the final determination of the calculation of the Purchase Price Adjustment Amount as herein provided within such twenty (20) day period, resolution of the issues in dispute shall be made within fifteen (15) days thereafter by one of the five largest national accounting firms, which accounting firm shall be jointly selected by the parties, or if the parties are unable to agree upon an accounting firm, selected by lot (the "Independent Firm") and such determination of the disputed issues by the Independent Firm shall be final and binding on all the parties hereto. The Independent Firm will allocate its costs and expenses in


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         reviewing the issues in dispute to the Sellers and Purchaser based on the percentage determined by dividing (A) that portion of the contested amount not awarded to such party, by (B) the amount actually contested by the parties. For example, if Purchaser claims that the Working Capital should be $1,000 lower, and the Sellers contest only $500 of the amount claimed by Purchaser, and if the dispute is ultimately resolved by the Independent Firm by lowering the Working Capital by $300, the costs and expenses of the Independent Firm will be allocated 60% (i.e., 300/500) to the Sellers and 40% (i.e., 200/500) to
         Purchaser.

                  (f) If the Aggregate Purchase Price calculated based on the Purchase Price Adjustment Amount is greater than the Aggregate Purchase Price calculated based on the Preliminary Purchase Price Adjustment Amount, Purchaser will pay the Sellers their Pro Rata Share of such difference. If the Aggregate Purchase Price calculated based on the Purchase Price Adjustment Amount is less than the Aggregate Purchase Price calculated based on the Preliminary Purchase Price Adjustment Amount, the Sellers will pay their Pro Rata Share of such difference to Purchaser. If any payment is required by this clause (f), such payment will be paid by wire transfer of immediately available funds within three (3) Business Days after resolution of the amount due to such account as is specified by the party receiving payment.

         2.4 Closing.

                  (a) The Closing will take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas 75201 (or such other location as the Parties may agree), at 10:00 a.m. local time, on the Closing Date.

                  (b) At the Closing, Purchaser will (i) pay each Seller its Pro Rata Share of the Aggregate Purchase Price payable to the Sellers on the Closing Date (as determined in accordance with Section 2.3(c)) by wire transfer of immediately available funds to such accounts as the Sellers specify to Purchaser pursuant to a letter of direction delivered to


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


         Purchaser not less than two (2) Business Days prior to the Closing Date, (ii) pay, or cause to be paid, in full all Senior Bank Debt by wire transfer of immediately available funds pursuant to a payoff and release letter delivered to Purchaser not less than two (2) Business Days prior to the Closing Date, (iii) pay $15,000,000 by wire transfer of immediately available funds into an escrow account pursuant to the Indemnity Escrow Agreement, and (iii) deliver to each of the Sellers and the Company the documents and instruments required to be delivered by Purchaser on the Closing Date under the terms of this Agreement and such other documents as any Seller or the Company reasonably requests for the consummation of the transactions contemplated by this Agreement.

                  (c) At the Closing, (i) the Sellers will deliver, or cause to be delivered, to Purchaser (A) certificates representing all the shares of Company Common Stock issued and outstanding on the Closing Date (including the Shares) duly endorsed or accompanied by duly executed blank stock powers, (B) assignments of general partnership interests for the transfer of the Partnership Interests to Purchaser, and (C) such other documents and instruments required to be delivered by the Sellers on the Closing Date under the terms of this Agreement or as otherwise reasonably requested by Purchaser for the consummation of the transactions contemplated by this Agreement, and (ii) the Company will deliver to Purchaser the documents and instruments required to be delivered by the Company on the Closing Date under the terms of this Agreement and such other documents as Purchaser reasonably requests for the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Except as set forth in the Schedules to this Agreement delivered by the Sellers and the Company to Purchaser concurrently with the execution and delivery of this Agreement, the Sellers, severally as to such Seller alone and not jointly, hereby represent and warrant to Purchaser as follows:

         3.1 Organization. Each Corporate Seller is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and has full power and authority to enter into this Agreement and the other Company Documents to which it is a party, and to perform its obligations hereunder and thereunder. Each Individual Seller has full power and authority to enter into this Agreement and the other Company Documents to which he or she, as applicable, is a party, and to perform his or her, as applicable, obligations hereunder and thereunder.

         3.2 Authority, Execution and Validity. The execution and delivery of this Agreement and the other Company Documents to which it is a party by each Corporate Seller and the performance by such Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and (assuming that this Agreement is a legal, valid, and binding obligation of each other Party hereto) constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, and upon execution and delivery, the other Company Documents to which it is a party (assuming that such Company Documents are legal, valid and binding obligations of each other party thereto) will constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except, in each of the foregoing instances, to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

         3.3 No Conflicts or Violations. Subject to obtaining the Consents contemplated by Section 3.4, the execution and delivery of this Agreement and the other Company Documents to which it is a party by each Seller do not, and the performance by such Seller of its obligations hereunder and thereunder will not: (a) conflict with or violate in any material respect any term or


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


provision of any material Law or any material writ, judgment, decree, or injunction applicable to such Seller or by which any of its properties is bound or subject; (b) conflict with or result in a violation or breach of any of the provisions of any partnership agreement, charter, bylaws or other organizational documents of such Seller; or (c) result in a material breach of, or constitute a material default under, any material Contract to which such Seller is a party or by which any of its properties is bound or subject.

         3.4 Consents. The execution and delivery by each Seller of this Agreement and the other Company Documents to which it is a party do not, and consummation of the transactions contemplated hereby and thereby will not, require such Seller to obtain any Consent from any Person except for (a) the Consents set forth on Schedule 3.4 and (b) such Consents the failure of which to be made or obtained could not reasonably be expected to (i) materially and adversely effect the validity or enforceability of this Agreement or any other Company Document, (ii) materially and adversely effect the ability of such Seller to perform its obligations under this Agreement or under any other Company Document, or (iii) have a Company Material Adverse Effect.

         3.5 Title to Securities. Except as set forth on Schedule 3.5, each Seller owns, beneficially and of record and free and clear of any Lien, all of the Shares and Partnership Interests set forth opposite such Seller's name on
Schedule 3.5. All of the shares of capital stock of the Company and partnership interests of the Partnership directly or indirectly owned, beneficially and of record, by such Seller is identified on Schedule 3.5. Upon the sale of the Securities to Purchaser at the Closing, Purchaser will acquire the legal and beneficial interest in all of the Securities owned by such Seller free and clear of any Lien, except for any Liens created by Purchaser.

         3.6 Litigation. There is no Action pending, or to the Knowledge of such Seller, threatened, against such Seller at law or in equity, in, before, or by any Person, except such Actions that, if adversely determined, could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any other Company

Document or on the ability of such Seller to perform its obligations under this Agreement or any other Company Document.

         3.7 Partnership. The Individual Sellers, jointly hereby represent and warrant to Purchaser as follows:

                  (a) The Partnership is a general partnership duly organized and validly existing under the Laws of its jurisdiction of organization. The Partnership Interests have been duly authorized and validly issued and have not been issued in violation of any securities laws, preemptive or similar rights created by statute or the general partnership agreement of the Partnership. The Partnership Interests are the only issued and outstanding partnership interests of the Partnership. There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, commitments or other agreements (except for this Agreement) that give any Person the right to purchase or otherwise receive or be issued any partnership interests in the Partnership or any security convertible into or exchangeable for any such partnership interests. Except for the Partnership's general partnership agreement, there are no voting trusts, proxies or other agreements or understandings to which any Individual Seller is a party or by which any Individual Seller is bound with respect to the voting of any Partnership Interests.

                  (b) The Partnership has no assets or properties of any kind, nature, character or description, whether tangible, intangible, personal, real or mixed, other than the shares of Company Common Stock owned directly by the Partnership as set forth on Schedule 4.3(a). The Partnership owns, beneficially and of record, such shares of Company Common Stock free and clear of any Lien. Except as set forth in the general partnership agreement of the Partnership, the Partnership has no liabilities or obligations of any nature (whether accrued, unaccrued, absolute, fixed, contingent or otherwise) and is not a party to any contract or other agreement. The Partnership has been operated in compliance with all Laws. The execution and delivery by the Individual Sellers of this Agreement and the other Company Documents to which they are a party do not, and the performance of the Individual Sellers' obligations hereunder and thereunder will not, conflict or violate the partnership agreement of the Partnership or conflict with or violate any Law applicable to the Partnership. The Individual Sellers have made available to Purchaser a true, correct and complete copy of the partnership agreement of the Partnership.

                  (c) There are no Actions (including Actions with respect to Taxes) pending, or to the Knowledge of the Individual Sellers, threatened, against the Partnership or any of its shares of Company Common Stock, at Law or in equity, in, before, or by any Person, including Governmental Authorities. The Partnership is not subject to any order of, consent decree, settlement agreement or other similar agreement with, or to the Knowledge of the Individual Sellers, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator, including, without limitation, cease-and-desist or other orders.

                  (d) Any Tax Returns of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Partnership have been or will be duly and timely filed, and all items of income, gain, loss, deduction and credit or other items required to be included in any such Tax Return have been or will be so included and all information provided in each such Tax Return is or will be true, correct and complete. Any Taxes which have become or will become due and payable under any such Tax Return have been or will be timely paid in full. Any final Tax Return of the Partnership required to be filed as a result of the sale of the Partnership Interests to Purchaser will be made by the Individual Sellers.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Schedules to this Agreement delivered by the Sellers and the Company to Purchaser concurrently with the execution of this Agreement, the Company hereby represents and warrants to Purchaser as follows:

         4.1 Organization of the Buford Companies. Each of the Buford Companies is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction set forth opposite such entity's name in Schedule
4.1. Each of the Buford Companies is duly qualified or admitted to do business and is in good standing in all jurisdictions in which the ownership, use, or leasing of its Assets or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing does not and will not have a Company Material Adverse Effect.

         4.2 Authority, Execution and Validity. The execution and delivery of this Agreement and the other Company Documents to which it is a party by the Company and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and (assuming that this Agreement is a legal, valid, and binding obligation of each other Party hereto) constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, and upon execution and delivery, the other Company Documents to which it is a party (assuming that such Company Documents are legal, valid and binding obligations of each other party thereto) will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, in each of the foregoing instances, to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

         4.3 Capital Stock.

                  (a) Schedule 4.3(a) contains a true and complete list of the authorized, issued, and outstanding capital stock of each of the Buford Companies. The issued and outstanding shares of capital stock of each Buford Company have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any securities laws, preemptive or similar rights created by statute, the charter or bylaws of any Buford Company or any agreement to which any Buford Company is a party or bound. The issued and outstanding capital stock of the Buford Companies are owned beneficially and of record as disclosed in Schedule 4.3(a), and except as set forth in Schedule 4.3(a), are not subject to any Liens. There are no outstanding securities, rights (preemptive or other), subscriptions, calls, warrants, options, commitments or other agreements (except for this Agreement) that give any Person the right to purchase or otherwise receive or be issued any shares of capital stock of any Buford Company or any security convertible into or exchangeable for any shares of capital stock of any Buford Company. Except as set forth in Schedule 4.3(a), there are no voting trusts, proxies or other agreements or understandings to which any Buford Company is a party or by which any Buford Company is bound with respect to the voting of any shares of capital stock of any Buford Company.

                  (b) Except as described on Schedule 4.3(b), there are no obligations, contingent or otherwise, of any Buford Company to (i) repurchase, redeem or otherwise acquire any of its shares of capital stock or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in Schedule 4.3(b), no Buford Company (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity.

         4.4 No Conflicts or Violations. Subject to obtaining the Consents contemplated by Section 4.5, the execution and delivery by the Company of this Agreement and the other Company Documents to which it is a party do not, and the performance of the Company's obligations hereunder and thereunder will not: (a) conflict with or violate in any material respect any term or provision of any material Law or any material writ, judgment, decree, or injunction applicable to any of the Buford Companies or by which any of their properties are bound or subject; (b) conflict with or result in a violation or breach of any of the provisions of the charter or bylaws of any of the Buford Companies; (c) result in the creation of any Lien upon any of the Assets, except for any Liens created by Purchase; or (d) result in a material breach of, or constitute a material default under, any System Franchise, Pole Attachment Agreement, Material Real Property Lease or Material Contract to which any Buford Company is a party.

         4.5 Consents. The execution and delivery of this Agreement and the other Company Documents by the Buford Companies do not, and consummation of the transactions contemplated hereby and thereby will not, require any Buford Company to obtain any Consent from any Person, except for (a) the filing of a premerger notification and report form under the HSR Act; (b) the Consents set forth on Schedule 4.5; and (c) such Consents the failure of which to be made or obtained could not reasonably be expected to (i) materially and adversely effect the validity or enforceability of this Agreement or any other Company Document,
(ii) materially and adversely effect the ability of any Buford Company to perform its obligations under this Agreement or under any other Company Document, or (iii) have a Company Material Adverse Effect.

         4.6 Company Financial Statements.

                  (a) The Company has previously delivered or made available to Purchaser true and complete copies of the following: (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998, and the related audited statements of operations, stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries for each of the years then ended, together with the notes related thereto and the reports thereon of KPMG Peat Marwick LLP; and (ii) the Company prepared unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of March 31, 1998 and March 31, 1999, and the related unaudited statements of operation, stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries for the three (3) month periods then ended.

                  (b) Except as otherwise noted therein and subject to year-end and audit adjustments in the case of the unaudited financial statements, the Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except to the extent required by changes in GAAP and as may be indicated in the notes thereto) and present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the related results of operations, stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries as of and for the respective dates and periods covered thereby. Except as otherwise noted therein and subject to year-end and audit adjustments, the Monthly Financial Statements will be prepared in accordance with GAAP applied on a basis consistent with the Company Financial Statements and will present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations of the Company and its consolidated Subsidiaries as of and for the respective dates and periods covered thereby. The Company Financial Statements have been, and the Monthly Financials will be, prepared from the books, records and accounts of the Company, which accurately and fairly reflect in all material respects the transactions therein described.

         4.7 Absence of Certain Changes. Except (a) as disclosed in the Company Financial Statements, (b) as set forth on Schedule 4.7 or (c) for changes resulting from events or conditions which effect the cable industry generally, since December 31, 1998 the Buford Companies have conducted their business only in the ordinary course and since such date there has not been (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material Assets of any Buford Company; (ii) any change by any Buford Company in its accounting methods, principles or practices; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of any Buford Company, or any redemption, purchase or other acquisition by any Buford Company of any of its securities; (iv) any increase in the benefits under, or the establishment or amendment of, any Employee Benefit Plans; (v) any increase in the compensation payable or to become payable to directors, officers or key employees of any Buford Company, except for annual increases in salaries or wages and bonuses in the ordinary course of business; (vi) any revaluation by any Buford Company of any of its Assets, including the writing down or off of Assets, other than in the ordinary course of business; (vii) any entry by any Buford Company into any commitment or transaction material to the Buford Companies, taken as a whole; (viii) any material increase in the amount of Senior Debt; (ix) any amendment to the charter or bylaws of any Buford Company; or (x) any event or circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect.

         4.8 No Undisclosed Liabilities. Except (a) as reflected in the March Balance Sheet, (b) as contemplated by this Agreement, (c) for current liabilities and obligations incurred since March 31, 1999 in the ordinary course of business, and (d) as set forth on Schedule 4.8, no Buford Company has any material liabilities or obligations of any nature (whether accrued, unaccrued, absolute, fixed, contingent or otherwise).

         4.9 Litigation. Except as set forth on Schedule 4.9, there are no material Actions pending, or to the Knowledge of the Company, threatened, against any Buford Company, or any of their respective Assets, at Law or in equity, in, before, or by any Person, including any Governmental Authorities. Except as set forth on Schedule 4.9 or on the other Schedules attached hereto, no Buford Company is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the

Company, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator, including, without limitation, cease-and-desist or other orders.

         4.10 System Franchises.

                  (a) Set forth on Schedule 4.10 is a list of all of the existing governmental authorizations for franchises to operate the Systems (collectively, the "System Franchises") presently held by any Buford Company, and the Governmental Authority which has granted each System Franchise. Each of the System Franchises expires on the dates set forth on Schedule 4.10. True, complete and correct copies of the System Franchises have been made available by the Company to Purchaser.

                  (b) Each Buford Company (i) has complied in all material respects with the terms and conditions of the System Franchises to which it is a party and the applicable requirements of Governmental Authorities relating to the System Franchises (including any requirements for notifications, filing, reporting, posting and maintenance of logs and records), and (ii) has not done or performed any act which would invalidate or impair in any material respect its rights under, or give to the granting authority the right to terminate any System Franchise. Except as set forth on Schedule 4.10, there is no pending, or to the Knowledge of the Company, threatened assertion or claim that operations by any Buford Company pursuant to any System Franchise have been improperly conducted or maintained in any material respect. Except as set forth on Schedule 4.10, there is no Action pending, or to the Knowledge of the Company, threatened, to terminate, suspend or modify in any material respect any System Franchise. Except as set forth on Schedule 4.10, all construction of distribution plant or other capital improvements required by any of the System Franchises has been completed in all material respects in accordance with the terms of such System Franchise.

         4.11 Pole Attachment Agreements.

                  (a) Set forth on Schedule 4.11 is a list of all of the pole attachment authorizations and agreements (collectively, the "Pole Attachment Agreements") presently held by any Buford Company and the public utility, municipality or other authority which has granted each Pole Attachment Agreement. True, complete and correct copies of each Pole Attachment Agreement have been made available by the Company to Purchaser.

                  (b) Each Buford Company (i) has complied in all material respects with the terms and conditions of the Pole Attachment Agreements to which it is a party and the applicable requirements of Governmental Authorities relating to the Pole Attachment Agreements (including any requirements for notifications, filing, reporting, posting and maintenance of logs and records), and (ii) has not done or performed any act which would invalidate or impair in any material respect its rights under the Pole Attachment Agreements. Except as set forth on Schedule 4.11, there is no pending assertion or claim that operations by any Buford Company pursuant to any Pole Attachment Agreement have been improperly conducted or maintained in any material respect, and no Buford Company has received written notice threatening any such assertion or claim. Except as set forth on Schedule 4.11, there is no Action pending to terminate, suspend or modify in any material respect any Pole Attachment Agreement, and no Buford Company has received written notice threatening any such Action.

         4.12 Real Property.

                  (a) Set forth on Schedule 4.12 is a list of (i) all of the head-end site agreements, Material Leases for real property and all material rights-of-way presently held by any Buford Company (collectively, the "Material Real Property Leases "), and (ii) all real property owned by the Buford Companies (collectively, the "Real Property"). The number of towers located on the Real Property with heights (x) equal to or less than

         100 feet, (y) more than 100 feet but equal to or less than 200 feet and
         (z) more than 200 feet are also listed on Schedule 4.12. True, correct and complete copies of all Material Real Property Leases and to the extent in the possession of any Buford Company, Real Property deeds, title policies, title commitments, abstracts and surveys, have been made available by the Company to Purchaser.

                  (b) Each Buford Company has good leasehold interests in and rights-of-way in the real property subject to the Material Real Property Leases, subject to the terms of such leases. Each Buford Company (i) has complied in all material respects with the terms and conditions of the Material Real Property Leases to which it is a party and the applicable requirements of Governmental Authorities relating to the Material Real Property Leases (including any requirements for notifications, filing, reporting, posting and maintenance of logs and records) and has not done or performed any act which would invalidate or impair in any material respect its rights under the Material Real Property Leases. Except as set forth on Schedule 4.12, there is no pending assertion or claim that operations pursuant to any Material Real Property Lease have been improperly conducted or maintained in any material respect, and no Buford Company has received written notice threatening any such assertion or claim. Except as set forth on
         Schedule 4.12, there is no Action pending to terminate, suspend or modify in any material respect any Material Lease Agreement, and no Buford Company has received written notice threatening any such Action.

                  (c) Except to the extent any failure to conform would not constitute or cause a material adverse effect on any Buford Company, each parcel of Real Property, any improvements constructed thereon and the Buford Companies' current use of such Real Property conform with
         (i) applicable Laws, including zoning and the Americans with Disabilities Act, and (ii) restrictive covenants (if any) or other Liens affecting all or part of such parcel.

         4.13 Other Material Contracts.

                  (a) Except for the System Franchises, the Pole Attachment Agreements and the Material Real Property Leases, Schedule 4.13 sets forth all of the Contracts to which any Buford Company is a party or by which any of its Assets are bound that are material to such Buford Company (collectively, the "Material Contracts"), including, but not limited to, (i) programming agreements; (ii) Contracts pertaining to the borrowing of money; (iii) Contracts creating guaranties; (iv) Contracts relating to any single capital expenditure in excess of $50,000; (v) Contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation; (vi) joint venture or partnership agreements; (vii) Material Leases; (viii) employment agreements; (ix) contracts (whether written or oral) with Affiliates (which contracts are identified on Schedule 4.13); and (x) Contracts that individually require by their respective terms after the date hereof the payment or receipt of more than $25,000 during any 12-month period or $50,000 in the aggregate. True, correct and complete copies of all Material Contracts have been made available by the Company to Purchaser.

                  (b) Each Buford Company has complied in all material respects with all of the terms and conditions of the Material Contracts to which it is a party and has not done or performed any act which would invalidate or impair in any material respect its rights under any Material Contract. Except as set forth on Schedule 4.13, there is no pending assertion or claim that any Buford Company has breached, violated or defaulted under any Material Contract, and no Buford Company has received written notice threatening any such assertion or claim. Except as set forth on Schedule 4.13, there is no Action pending to terminate, suspend or modify in any material respect any Material Contract, and no Buford Company has received written notice threatening any such Action. All employment agreements and stock options (if any) of any Buford Company will be terminated on or before the Closing.

         4.14 Compliance With Laws.

                  (a) The Cable Business is being conducted and the Systems are being operated in compliance with all Laws, including under the Communications Act, the Copyright Act and all rules and regulations of the FAA and the FCC, except to the extent that a failure to so comply could not reasonably be expected to have a material adverse effect on any Buford Company. The Buford Companies hold all material Licenses necessary for the operation of the Systems as currently operated, each of which is listed on Schedule 4.14. True, correct and complete copies of all Licenses listed on Schedule 4.14 have been made available by the Company to Purchaser.

                  (b) Each Buford Company has complied in all material respects with all of the terms and conditions of its Licenses and has not done or performed any act which would invalidate or impair in any material respect its rights under such Licenses. Except as set forth on Schedule 4.14, there is no pending, or to the Knowledge of the Company, threatened, assertion or claim that operations pursuant to any License have been improperly conducted or maintained in any material respect. Except as set forth on Schedule 4.14, there is no Action pending to terminate suspend or modify in any material respect any License, and no Buford Company has received written notice threatening any such Action.

                  (c) Without limiting the generality of the foregoing, except as set forth on Schedule 4.14, (a) the Buford Companies have made all material filings required to be made with the FCC (including cable television registration statements, annual reports and aeronautical frequency usage notices); (b) the Buford Companies have provided all material notices to System subscribers and have maintained in all material respects all public files required by federal law and the rules and regulations of the FCC; (c) the Buford Companies are, and since 1996 have been, certified as in compliance with the FCC's equal employment opportunity rules; (d) each System is in compliance in all material respects with all must carry requirements and has received all necessary retransmission Consents; (e) no System subscriber rates are regulated by any Governmental Authority; (f) each System is in compliance in all material respects with all customer service standards; and (g) each System is in compliance in all material respects with all signal leakage criteria prescribed by the FCC. The Company has made available to Purchaser all reports and filings made or filed by any Buford Company pursuant to federal law or FCC rules and regulations during the past 24 months and all written notices received by any Buford Company during the last 24 months alleging non-compliance by any Buford Company with the Communications Act, the rules and regulations of the FCC, or local franchise requirements. A request for renewal has been timely filed under Section 626(a) of the Cable Communications Policy Act of 1984 with the proper Governmental Authority with respect to all System Franchises expiring within 36 months after the date of this Agreement.

         4.15 Assets. Except as set forth on Schedule 4.15 and Assets disposed of in the ordinary course of business after March 31, 1999 (which are not material individually or in the aggregate), each of the Buford Companies has good and indefeasible title to, or an adequate leasehold interest in, its Assets (including the Real Property) reflected on the March Balance Sheet. Such Assets are in reasonable operating condition and repair, ordinary wear and tear excepted, and are sufficient to conduct the Cable Business and operate the Systems as currently conducted and operated. Except as set forth on Schedule 4.15, the Assets that are owned by the Buford Companies are owned free of Liens other than Permitted Liens. Set forth on Schedule 4.15 is a list of all vehicles (including vehicle registration numbers) and material equipment at the head-end sites and a description of the line equipment owned by the Buford Companies as of February 28, 1999.

         4.16 Restoration. No material restoration, repaving, repair or other work (outside of ordinary maintenance) is required to be made by any Buford Company to any street, sidewalk or abutting or adjacent area pursuant to the requirements of any ordinance, code, permit, easement or Contract relating to the installation, construction or operation of the Systems.

         4.17 Patents, Trademarks and Copyrights. There are no registered patents, trademarks, service marks, trade names or copyrights, or applications for or licenses (to or from any Buford Company) with respect to any of the foregoing, that (a) is owned by any Buford Company, or with respect to which any Buford Company has any rights, or (b) is used, whether directly or indirectly, by any Buford Company, except for the trade names and trademarks set forth on
Schedule 4.17 and licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. There is no pending assertion or claim that any Buford Company is violating or infringing upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like, and no Buford Company has received written notice threatening any such assertion or claim. The Company has made available to Purchaser true and complete copies of all reports and filings made or filed pursuant to copyright rules and regulations with respect to the Cable Business for the most current applicable period.

         4.18 Year 2000. The Buford Companies have (a) completed a review and assessment of all areas within the Cable Business and the Systems that could reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Cable Business may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan for addressing the Year 2000 Problem on a timely basis, which plan has been made available to Purchaser, and (c) to date, implemented that plan. All of the Buford Companies' computer applications that are material to the Cable Business and the Systems will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Company Material Adverse Effect.

         4.19 Systems Information.

                  (a) Schedule 4.19(a) sets forth a description of the following information relating to the Cable Business as of March 31, 1999: (i) the number of Basic Subscribers served by the Systems; (ii) the channel capacity for each System (including breakdown of channels utilized and channels available);
         (iii) a description of basic, optional or tier services available from the Systems and the rates charged for each; (iv) the channel line-up for each System; (v) the cities, town, townships, villages, boroughs and counties served by each System, (vi) basic penetration, (vii) pay penetration and (viii) the date and amount of the last rate increase for System service.

                  (b) There are no obligations or liabilities to subscribers or to other users of the Systems which are material to the Cable Business, except (i) with respect to deposits made by such subscribers or such users; and (ii) the obligation to supply services to subscribers in the ordinary course of business.

                  (c) Except as set forth on Schedule 4.19(c), as of the date hereof there is no overbuild (including "wireless cable") of the Systems nor to the Knowledge of the Company, any overbuild pending.

                  (d) As of the Closing Date, based solely on the Company's review of its existing records, the Systems (i) will pass no fewer than 315,000 homes, and (ii) will consist of no less than 10,300 miles of coaxial cable plant.

         4.20 Environmental Matters.

                  (a) Except as described in Schedule 4.20, (i) the Buford Companies are in compliance in all material respects with all applicable Environmental Laws; (ii) no Buford Company has received any written notices, demand letters or requests for information from any Governmental Authority or other Person indicating that it may be in violation of, or liable under, any Environmental Law; (iii) no reports have been filed by any Buford Company with any Governmental Authority concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (iv) no material amount of any Hazardous Substance has been disposed of, released or transported by any Buford Company in violation of any applicable Environmental Law; (v) no Buford Company is subject to any material liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, (vi) no underground storage tanks are currently or to the Knowledge of the Company, have been located on any Real Property, (vii) to the Knowledge of the Company, no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes; and
         (viii) there are no incinerators, septic tanks or cesspools on any Real Property and all waste from the Real Property is discharged into a public sanitary sewer system.

                  (b) The Company has made available to Purchaser true, complete and correct copies of (i) all studies, reports, surveys or other materials in the Company's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (ii) all notices or other materials in the Company's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property, and (iii) all materials in the Company's possession relating to any claim, allegation or action by any private third party under any Environmental Law.

         4.21 Employee Benefits.

                  (a) Set forth in Schedule 4.21(a) is a list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has made available to Purchaser true, correct and complete copies of
         (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service;
         (iii) the annual reports required to be filed for the two most recent plan years of each such Employee Benefit Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Benefit Plan; (v) all summaries of any Employee Benefit Plans for which a summary plan description is not required furnished or made available generally to employees; and (vi) all other material documents, records or other materials related thereto reasonably requested by Purchaser in writing.

                  (b) Except as set forth on Schedule 4.21(b) and to the extent of coverage required under Code section 4980B, no representations have been made to any current or former employee or officer of any Buford Company promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year. Neither the sale of the Securities to Purchaser nor the consummation of the transactions contemplated by this Agreement will accelerate the time of payment or vesting, or increase the amount of compensation payable by any Buford Company (including amounts due under any Employee Benefit Plans) due to any current or former employee, officer, consultant, stockholder or director of any Buford Company.

                  (c) There are no agreements which will or may provide payments to any officer, employee, director, stockholder, consultant or highly compensated individual which will be "parachute payments" under Code section 280G that are nondeductible to any Buford Company or subject to tax under Code section 4999 for which any Buford Company would have withholding liability.

                  (d) Each Employee Benefit Plan which purports to satisfy the requirements of Code section 401(a) is qualified in form and operation under Code section 401(a) and each trust agreement, annuity contract or other funding arrangement for each such Employee Benefit Plan is exempt from federal income tax under Code section 501(a). No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or related trust agreement, annuity contract or other funding arrangement. Each such Employee Benefit Plan has received a favorable determination letter from the Internal Revenue Service, and all such determination letters remain in effect and have not been revoked.

                  (e) (i) No Employee Benefit Plan is a single employer plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA;
         (ii) each Employee Benefit Plan has been operated in all material respects in compliance with its terms, ERISA, the Code and all other applicable Laws; (iii) none of the Employee Benefit Plans is a "multiple employer plan" or "multi-employer plan" (as described or defined in ERISA or the Code), and no Buford Company has ever contributed or been required to contribute to any such plan; and (iv) there are no material unfunded liabilities existing under any Employee Benefit Plans, and each Employee Benefit Plan could be terminated as of the Closing Date without any liability to any Buford Company.

                  (f) Other than routine claims for benefits, there are no Actions or claims pending or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans or their assets. The Buford Companies have made, or will make, all required contributions that are due and payable under each Employee Benefit Plan for all periods prior to the Closing Date.

                  (g) An estimate of the liabilities of the Buford Companies for providing retiree life and medical benefits coverage to active and retired employees of the Buford Companies has been made and is reflected on the appropriate balance sheet and books and records of the Buford Companies according to Statement of Financial Accounting Standards No. 106. No welfare plans are self-insured multiple employer welfare arrangements as such term is defined in ERISA section 3(40).

                  (h) None of the Buford Companies has any material liability with respect to any transaction which relates to any Employee Benefit Plan and which is in violation of ERISA sections 404 or 406 or constitutes a "prohibited transaction," as defined in Code section 4975(c)(1), and for which no exemption exists under ERISA section 408 or Code section 4975(c)(2) or (d). None of the Buford Companies has participated in a material violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Benefit Plan or has any unpaid civil penalty under ERISA section 502(1).

         4.22 Employee Matters. There are no material labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or to the Knowledge of the Company, threatened against any Buford Company. No Buford Company is a party to any collective bargaining agreement or other labor union contract and to the Knowledge of the Company, there is no organizing effort or representation question pending. The Buford Companies are in compliance in all material respects with all applicable Laws respecting employment, employment practices, wages and hours.

         4.23 Taxes.

                  (a) Except as set forth on Schedule 4.23(a), (i) all Tax Returns of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to any Buford Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due and payable prior to Closing with respect to the period covered by each such Tax Return have been or will be timely paid in full, and (iv) all withholding Tax requirements imposed on or with respect to any Buford Company have been or will be satisfied in all material respects.

                  (b) Except as set forth on Schedule 4.23(b), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Buford Company or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to any Buford Company.

                  (c) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against any Buford Company for or with respect to any Taxes, and no assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to any Buford Company, other than those set forth on Schedule 4.23(c).

                  (d) There is no written Tax allocation or sharing agreement with any Buford Company.

                  (e) Except for statutory Liens for current Taxes not yet due, no Liens for Taxes exist upon the Assets of any Buford Company.

                  (f) None of the property of any Buford Company is held in an arrangement for which partnership Tax Returns are being filed, and no Buford Company owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of any Buford Company.

                  (g) No Buford Company has made an election under section 341(f) of the Code.

                  (h) No Buford Company has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code), other than an affiliated group of which the Company is the parent.

                  (i) No Buford Company is or has ever been subject to Taxes in any jurisdiction outside the United States.

                  (j) True, correct and complete copies of all federal and state Tax Returns for the Buford Companies for the last five years have been made available to Purchaser.

         4.24 Insurance. Set forth on Schedule 4.24 is a list of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the Cable Business or the affairs of the Buford Companies or affect or relate to the ownership, use, or operations of any of the Systems. All such Contracts are in full force and effect as of the date of this Agreement. No notice of cancellation or termination by the issuer of any current insurance policy prior to the date of expiration of the policy has been received by the Company.

         4.25 Bonds. Set forth on Schedule 4.25 is a list for each Buford Company of all bonds, bond amounts and Contracts for which each bond was issued.

         4.26 Organic Documents. The Company has delivered or made available to Purchaser true and complete copies of the charter and bylaws of each Buford Company, in each case as in effect on the date hereof. No Buford Company is in violation of any provisions of its charter or bylaws.

         4.27 Brokers. Except for Daniels & Associates, L.P. and Donaldson, Lufkin & Jenrette Securities Corporation, no investment banker, broker, finder or other Person is entitled to any brokerage, finder's, financial advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sellers. The fees and commissions of Daniels & Associates, L.P. and Donaldson, Lufkin & Jenrette Securities Corporation will be paid on or about the Closing Date by the Sellers from the proceeds of the Aggregate Purchase Price.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the Schedules to this Agreement delivered by Purchaser to the Sellers and the Company concurrently with the execution of this Agreement, Purchaser hereby represents and warrants to the Sellers and the Company as follows:

         5.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware and has full corporate power and authority to enter into this Agreement and the other Purchaser Documents and to perform its obligations hereunder and thereunder.

         5.2 Authority. The execution and delivery of this Agreement and the other Purchaser Documents by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming that this Agreement constitutes a legal, valid, and binding obligation of the other Parties hereto) constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and upon execution and delivery, the other Purchaser Documents (assuming that such Purchaser Documents are legal, valid and binding obligations of each other party thereto) will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except, in each of the foregoing instances, to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

         5.3 No Conflicts or Violations. Subject to obtaining the Consents contemplated by Section 5.4, the execution and delivery of this Agreement and the other Purchaser Documents by

Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereunder will not: (a) conflict with or violate in any material respect any term or provision of any material Law or any material writ, judgment, decree, or injunction applicable to Purchaser or by which any of its properties are bound or subject; (b) conflict with or result in a violation or breach of any of the provisions of the charter or bylaws of Purchaser; or (c) result in a material breach of, or constitute a material default under, any material Contract to which Purchaser is a party or by which any of its properties is bound or subject.

         5.4 Consents. The execution and delivery of this Agreement and the other Purchaser Documents by the Purchaser do not, and consummation of the transactions contemplated hereby and thereby will not, require Purchaser to obtain any Consent except for: (a) the filing of a notification and report form under the HSR Act; (b) the Consents set forth on Schedule 5.4 and (c) such Consents the failure of which to be made or obtained could not reasonably be expected to (i) materially and adversely effect the validity or enforceability of this Agreement or any other Purchaser Document, (ii) materially and adversely effect the ability of Purchaser to perform its obligations under this Agreement or under any other Purchaser Document or (iii) have a Company Material Adverse Effect.

         5.5 Litigation. There is no Action pending, or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates, at law or in equity, in, before, or by any Person, except such Actions that, if adversely determined, could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any other Purchaser Document or on the ability of Purchaser to perform its obligations under this Agreement or any other Purchaser Document.

         5.6 Purchase for Investment. The Securities will be acquired by Purchaser for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended. Purchaser will refrain from transferring or otherwise disposing of any of the Securities, or any interest therein, in such manner as to violate any registration provision of applicable federal and state securities Laws.

         5.7 Sufficient Funds. As of the date of this Agreement, Purchaser (a) has access to sufficient funds, or has obtained commitment letters or "highly confident" letters from responsible investors or financial institutions to enable it to obtain such funds, as are needed to pay the Aggregate Purchase Price, refinance the Senior Bank Debt and otherwise discharge its obligations under this Agreement (collectively, the "Financing"), and (b) has no reason to believe that any conditions to the Financing will not be satisfied or that the Financing will not be available on a timely basis for the transactions contemplated by this Agreement. Purchaser will maintain the Financing until the Closing. Fully executed copies of all commitment letters and "highly confident" letters relating to the Financing are attached as Schedule 5.7.

         5.8 Brokers. Except as set forth on Schedule 5.8, no Person is or will become entitled to receive any brokerage or finder's fee, financial advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Purchaser. The fees and commissions owed to any Person set forth on Schedule 5.8 will be paid by Purchaser.

                                   ARTICLE VI
                    COVENANTS OF THE SELLERS AND THE COMPANY

         Each Seller and the Company covenants and agrees with Purchaser that, at all times from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, it will comply, and the Company will cause the other Buford Companies to comply, with all covenants and provisions of this Article VI, except to the extent (i) Purchaser may otherwise consent in writing (which consent will not be unreasonably withheld or delayed), (ii) otherwise required by applicable Law, or (iii) otherwise required or permitted by this Agreement.

         6.1 Consents. The Sellers and the Company will take, and the Company will cause each of the other Buford Companies to take, all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts, to obtain, as promptly as practicable, all Consents required of the Sellers or the Buford Companies to consummate the transactions contemplated hereby, which required Consents will be in form and substance reasonably satisfactory to Purchaser; provided, however, no Seller or Buford Company will have any obligation to amend, or cause to be amended any System Franchise, Pole Attachment Agreement, Material Real Property Lease or Material Contract, or to make, or cause to be made, any payment to obtain any such required Consent. The Sellers and the Company will, and the Company will cause the other Buford Companies to, (a) provide such information and communications to such Persons providing such Consents as such Persons may reasonably request and (b) upon request, cooperate with Purchaser in obtaining, as promptly as practicable, all Consents required of Purchaser to consummate the transactions contemplated hereby. Upon the request of Purchaser, the Sellers and the Company will, and the Company will cause the other Buford Companies to, cooperate with Purchaser and its consultants and advisors (at Purchaser's cost and expense) in obtaining accountant's comfort letters, reviewing the Company Financial Statements and Monthly Financial Statements and consummating the Financing.

         6.2 HSR Act Filings. The Company will (a) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days from the date of this Agreement, (b) comply with any request for additional information received by the Company or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

         6.3 Licenses. The Company and the Sellers will take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to complete and submit any application that may be required for the consent and approval of the appropriate Governmental Authority to the transfer of the ownership and operation of any Licenses to Purchaser.

         6.4 Access by Purchaser. The Company will provide, and will cause the other Buford Companies to provide, Purchaser and its representatives and agents with reasonable access, upon reasonable prior notice and during normal business hours, to all facilities, officers, employees, agents, Assets, and books and records of the Buford Companies as Purchaser or such representatives and agents may reasonably request; provided, however, that Purchaser and its representatives and agents will take all action deemed reasonably necessary by the Company to schedule Purchaser's access through an officer of the Company designated by the Company and in such a manner as to avoid disrupting the normal business and operations of the Buford Companies.

         6.5 Conduct of Business. Except as otherwise expressly permitted in this Agreement, the Company will, and will cause the other Buford Companies to:

                  (a) conduct the Cable Business and operate the Systems only in the ordinary course;

                  (b) use good faith efforts to preserve the Cable Business and the Systems intact and to preserve the goodwill of the Cable Business and Persons having material business relations with the Cable Business;

                  (c) continue to construct line extensions required by the System Franchises in the ordinary course of business and make capital expenditures to the Systems substantially in accordance with past practice and the 1999 capital expenditure budget set forth on Schedule 6.5(c);

                  (d) keep all of its books, records and files in the ordinary course of business consistent with past practice, and pay, consistent with past practice, all of its accounts payable and other debts, liabilities and obligations relating to the Cable Business and the Systems;

                  (e) continue to implement its procedures for connection, disconnection and discontinuance of service of subscribers of the Systems whose accounts are delinquent in accordance with past practice;

                  (f) not implement any extraordinary promotions or discounts the terms of which are materially inconsistent with past practice;

                  (g) use good faith efforts not to permit a material amendment or cancellation of any System Franchise, Pole Attachment Agreement, Material Real Property Lease, Material Contract or License which would be materially adverse to any Buford Company;

                  (h) report and write off accounts receivable of the Cable Business in accordance with past practice;

                  (i) use good faith efforts to maintain the service quality of the Cable Business at a level materially consistent with past practice;

                  (j) file with the FCC all reports with respect to the Cable Business required to be filed under applicable FCC rules and regulations and otherwise comply in all material respects with the FCC Licenses and all other Laws;

                  (k) other than in the ordinary course of business, not enter into any Contract the performance of which will not be completed by the Closing Date and involving an expenditure in excess of $50,000; or

                  (l) knowingly take or omit to take any action that would cause the Company to be in breach of any of its representations, warranties or covenants in this Agreement.

         6.6 Monthly Financial Statements. Within thirty (30) days of the date thereof, the Company will deliver to Purchaser true and complete copies of the Company prepared unaudited consolidating and consolidated balance sheets of the Company and its consolidated Subsidiaries as of the last day of each month (beginning with April 30, 1999) and the related unaudited statements of operation of the Company and its consolidated Subsidiaries for each month then ended.

         6.7 Bank Accounts. Within five (5) Business Days from the date of this Agreement, the Company will provide Purchaser with a complete list of all names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Buford Company maintains safe deposit boxes, lock boxes or bank accounts, and the names of all persons authorized to draw thereon, make withdrawals therefrom, or have access thereto.

         6.8 Employee Listing. Within five (5) Business Days from the date of this Agreement, the Company will provide Purchaser with a complete list of all employees of the Buford Companies, including date of employment, current title and compensation.

         6.9 Lien and Judgment Searches. The Company will order, not more than ten (10) Business Days after the date hereof, (a) lien searches conducted by a professional search company of records in the offices of the secretaries of state in each state, and county clerks in each county, where there exists tangible Assets, and in the state and county where the Company's principal office is located, and (b) searches of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office of each Buford Company is located, with respect to judgments, orders, writs or decrees against or affecting any Buford Company or any of the Assets. Promptly after receipt, the Company will deliver the results of such searches, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company, to Purchaser.

         6.10 No Amendments. The Sellers and the Company will cause each of the Buford Companies to refrain from amending its charter or bylaws and from taking any action with respect to any such amendment.

         6.11 No Issuance of Securities. The Company will, and will cause each of the other Buford Companies to, refrain from authorizing or issuing any shares of such entity's capital stock or other equity securities or granting any option, warrant, or right calling for the authorization or issuance of any such shares.

         6.12 No Dividends. The Company will, and will cause each of the other Buford Companies to, refrain from declaring or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming or purchasing any of its capital stock or any interest in or right to acquire any such stock.

         6.13 Notification and Supplements to Schedules. The Company will notify Purchaser in writing, if after the date hereof the Company becomes aware of any fact, event, condition or circumstance that causes any of the Sellers' or the Company's representations or warranties in this Agreement to be inaccurate. The Company may supplement the Schedules to this Agreement to account for any such event or change. If the Company gives written notice to Purchaser of any proposed supplement to the Schedules to this Agreement and Purchaser fails to deliver a written objection to such proposed supplement within five (5) Business Days of the Company's notice, Purchaser will be deemed to have consented to such proposed supplement.

                                   ARTICLE VII
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with the Company and the Sellers that, at all times before the earlier of the Closing or the termination of this Agreement in accordance with Article XI hereof, Purchaser will comply with all covenants and provisions of this Article VII, except to the extent (i) the Company may otherwise consent in writing (which consent will not be unreasonably withheld or delayed), (ii) otherwise required by applicable Law, or
(iii) otherwise required or permitted by this Agreement.

         7.1 Deposit. To secure Purchaser's obligations under this Agreement, within three (3) Business Days from the date of this Agreement, Purchaser will deposit either (a) an irrevocable letter of credit payable for the amount of $5,000,000 or (b) the amount of $5,000,000 in immediately available funds (the "Deposit") into an escrow account pursuant to the Deposit Escrow Agreement.

         7.2 Consents. Purchaser will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to obtain, as promptly as practicable, all Consents required of Purchaser to consummate the transactions contemplated hereby, which required Consents will be in form and substance reasonably satisfactory to the Company. Purchaser will (a) provide such information and communications to such Persons providing such Consents as such Persons may reasonably request, and (b) upon request, cooperate with the Company in obtaining, as promptly as practicable, all Consents required of the Company to consummate the transactions contemplated hereby, including, without limitation, any required Consents related to the System Franchises; provided, however, Purchaser will have no obligation to agree to any material and adverse amendment to any System Franchise, Pole Attachment Agreement, Material Real Property Lease or Material Contract, or to make any payment to obtain any such required Consent.

         7.3 HSR Act Filings. Purchaser will (a) take all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days from the date of this Agreement, (b) comply with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Company in connection with the Company's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

         7.4 Licenses. Purchaser will take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to cooperate with the Company and the Sellers, as they may request, to complete and submit any application that may be required for the consent and approval of the appropriate Governmental Authority to the transfer of the ownership and operation of any License to Purchaser.

         7.5 WARN Act. From and after the Closing Date, Purchaser may, but will have no obligation to, cause the Buford Companies to maintain employment of their current employees; provided, however, Purchaser will, and will cause the Buford Companies to, comply with all applicable provisions of the WARN Act and any similar state or local Law. Prior to the Closing Date, no Buford Company will have any obligation or responsibility to comply with any such provisions, and Purchaser will indemnify and hold the Sellers harmless with respect to any claims incurred or arising under the WARN Act or similar state or local Laws with respect to the Buford Companies or any of their employees.

         7.6 Financing. Purchaser will, and will cause its Affiliates to, timely and faithfully perform all obligations on their part to be performed under the Financing and will restrain, and will cause its Affiliates to restrain, from taking any action, or omitting to take any action, which would constitute or result in a breach thereunder or otherwise result in termination thereof. Purchaser will promptly deliver written notice to the Company of the occurrence of any of the following: (a) the Financing is terminated, or any condition precedent to the continued effectiveness thereof is not timely satisfied, or (b) if Purchaser learns of facts or circumstances that would make it more likely than not the Financing will be terminated, or a condition precedent to the continued effectiveness thereof will not be timely satisfied.

         7.7 Assistance and Information. After the Closing, and without further consideration, Purchaser will, and will cause the Buford Companies to, make available to the Sellers and their representatives all data and information reasonably requested by the Sellers to assist the Sellers in their review of the Closing Balance Sheet, the number of Basic Subscribers as of the Closing and the Purchase Price Adjustment Amount and Purchaser will, and will cause the Buford Companies to, assist and cooperate fully with the Sellers in connection therewith.

                                  ARTICLE VIII
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser).

         8.1 Representations and Warranties. The representations and warranties made by the Company and the Sellers in this Agreement and in the certificates delivered by the Company and the Sellers pursuant to this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, in which case such representation or warranty shall be true in all material respects as of such earlier date).

         8.2 Performance. The Company and the Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Company and the Sellers at or before the Closing.

         8.3 Officer's Certificates. Each of the Company and the Sellers shall have delivered to Purchaser a certificate, dated the Closing Date, certifying as to the fulfillment by such Person of the conditions (or portions thereof) applicable to it set forth in Sections 8.1, 8.2, and 8.5.

         8.4 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

         8.5 HSR Act and Required Consents. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and all material required Consents set forth on
Schedule 8.5 shall have been obtained.

         8.6 Legal Opinion. Purchaser shall have received an opinion from Hughes & Luce, L.L.P., special counsel to the Sellers and the Company, in form and substance reasonably satisfactory to Purchaser and its counsel, covering the matters set forth in Exhibit E. Such opinion may be based upon certificates of officers of the Buford Companies, the Sellers and Governmental Authorities and upon opinions of local counsel to the extent customary.

         8.7 FCC Legal Opinion. Purchaser shall have received an opinion from Cole, Raywid & Braverman, FCC counsel to the Company, in form and substance reasonably satisfactory to Purchaser and its counsel, covering the matters set forth in Exhibit F. Such opinion may be based upon certificates of officers of the Buford Companies, the Sellers and Governmental Authorities and upon opinions of local counsel to the extent customary.

         8.8 Indemnity Escrow Agreement. The Sellers and the escrow agent named therein shall have executed and delivered to Purchaser the Indemnity Escrow Agreement.

         8.9 Noncompete Agreement. Each of G. Buford, R. Buford and Hooks shall have executed and delivered to Purchaser the Noncompete Agreement.

         8.10 Resignations. The Company will deliver signed resignations, effective as of the Closing, from all officers and members of the Board of Directors of each Buford Company as may be specified by Buyer in writing within five (5) Business Days after the date of this Agreement.

         8.11 Financial Performance. As of the Closing Date, the Buford Companies on a consolidated basis will have (a) no less than 169,000 Basic Subscribers, (b) Annualized EBITDA of no less than $30,500,000, and (c) Annualized Revenue of no less than $77,000,000.

                                   ARTICLE IX
                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

         The obligations of the Sellers under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company and the Sellers).

         9.1 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement and in the certificates delivered by Purchaser pursuant to this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, in which case such representation or warranty shall be true in all material respects as of such earlier date).

         9.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

         9.3 Officer's Certificates. Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying as to the fulfillment by Purchaser of the conditions set forth in Sections 9.1, 9.2 and 9.5 hereof.

         9.4 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

         9.5 HSR Act and Required Consents. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and all material required Consents set forth on
Schedule 8.5 shall have been obtained.

         9.6 Legal Opinion. The Sellers and the Company shall have received an opinion from Winstead, Sechrest & Minick, P.C., in form and substance reasonably satisfactory to the Sellers and the Company and their counsel, covering the matters set forth in Exhibit G. Such opinion may be based on certificates of officers of Purchaser and Governmental Authorities and upon opinions of local counsel to the extent customary.

         9.7 Indemnity Escrow Agreement. Purchaser and the escrow agent named therein shall have executed and delivered to the Sellers the Indemnity Escrow Agreement.

         9.8 Company Financing. At the Closing, Purchaser shall pay, or cause to be paid, in full all of the Senior Bank Debt and shall obtain releases of the security interest on the Shares held by the holders of the Senior Bank Debt.

                                    ARTICLE X
                   INDEMNIFICATION AND SURVIVAL OF PROVISIONS

         10.1 Indemnification by Sellers. Subject to the other provisions of this Article X from and after the Closing, the Sellers, severally as to such Seller alone and not jointly, will indemnify and hold Purchaser, its Affiliates and its respective employees, representatives, officers, directors and agents (the "Purchaser Parties") harmless from and against any and all Damages suffered by any Purchaser Party arising out of:

                  (a) the breach of any representation or warranty made by such Seller in this Agreement or in any other Company Document required to be executed and delivered by such Seller at the Closing pursuant to this Agreement;

                  (b) the breach of any representation or warranty made by the Company in this Agreement or in any other Company Document required to be executed and delivered by the Company at the Closing pursuant to this Agreement;

                  (c) the failure of such Seller to perform any covenant, agreement or obligation by such Seller contained in this Agreement or in any other Company Document at or prior to the Closing; and

                  (d) the failure of the Company to perform any covenant, agreement or obligation by the Company contained in this Agreement or in any other Company Document at or prior to the Closing.

         10.2 Indemnification by Purchaser. Subject to the other provisions of this Article X from and after the Closing, Purchaser will indemnify and hold the Sellers and their respective employees, representatives, officers, directors and agents (the "Seller Parties") harmless from and against any Damages suffered by any Seller Party arising out of:

                  (a) the breach of any representation or warranty made by Purchaser in this Agreement or in any other Purchaser Document required to be executed and delivered by Purchaser at the Closing pursuant to this Agreement; and

                  (b) the failure of Purchaser to perform any covenant, agreement or obligation by Purchaser contained in this Agreement or in any other Purchaser Document at or prior to Closing.

         10.3 Notice and Resolution of Claims.

                  (a) After obtaining knowledge of any claim that it may have pursuant to this Article X, any Purchaser Party entitled to indemnification pursuant to this Article X will promptly give written notice to the Sellers, and any Seller Party entitled to indemnification pursuant to this Article X will promptly give written notice to Purchaser. Such notice will set forth in reasonable detail the claim and the basis for indemnification.

                  (b) If such claim for indemnity arises from a claim or Action involving a third party (a "Third-Party Claim"), the Indemnified Party will permit the Indemnifying Party to assume its defense. If the Indemnifying Party assumes the defense of such Third-Party Claim, it will take all steps necessary to investigate, defend or settle such Action and will, subject to Section 10.4, hold the Indemnified Party harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third-Party Claim. Without the written consent of the Indemnified Party, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnified Party by the claimant or plaintiff making the Third-Party Claim. The Indemnified Party may participate in such defense or settlement through its own counsel, but at its own expense. Failure by the Indemnifying Party to notify the Indemnified Party of its election to assume the defense of any Third-Party Claim within thirty (30) days after its receipt of notice thereof pursuant to Section 10.3(a) will be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third-Party Claim. In such event, the Indemnified Party may defend, at the expense of the Indemnifying Party, against such Third-Party Claim in any manner it deems appropriate and may settle such Third-Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.

         10.4 Limits on Indemnification. Notwithstanding any other provisions in this Agreement to the contrary:

                  (a) The Sellers will be liable to the Purchaser Parties for Damages that are indemnifiable pursuant to Section 10.1 only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to Section 10.1 to all Purchaser Parties exceeds $500,000, except for Damages otherwise covered by Section 10.4(d). The Purchaser and as applicable, the Company, will be liable to the Seller Parties for Damages that are indemnifiable pursuant to Section 10.2 only to the extent and in the amount that the aggregate amount of Damages that are indemnifiable pursuant to Section 10.2 to all Seller Parties exceeds $500,000.

                  (b) The total aggregate liability of the Sellers for all claims for Damages that may arise under Section 10.1, excluding Damages otherwise covered by Section 10.4(d), will not exceed $15,000,000. The total aggregate liability of Purchaser for all claims for Damages that may arise under Section 10.2 will not exceed $15,000,000.

                  (c) No Seller will have any liability for Damages under any circumstances for any claim with respect to this Agreement in an aggregate amount in excess of the portion of the Aggregate Purchase Price received by such Seller in cash, except for Damages otherwise covered by Section 10.4(d).

                  (d) The Individual Sellers (but not the Corporate Sellers) will be liable to the Purchaser Parties for all Damages that arise from a breach of Section 3.7, and the limitations set forth in Section 10.4(a), Section 10.4(b) and Section 10.4(c) will not be applicable to any such claim against the Individual Sellers for Damages arising from a breach of Section 3.7.

                  (e) Each Seller will have liability only for Damages for any claim arising under Section 10.1(b) or 10.1(d) equal to its Pro Rata Share of such Damages. Each

         Seller will have liability only for Damages for any claim arising under
         Section 10.1(a) or 10.1(c) resulting from the breach or failure committed either directly or indirectly by such Seller.

                  (f) No Party will have any obligation to indemnify any Seller Party or Purchaser Party for (a) any Consequential Damages or (b) any other Damages that are (i) recovered by the Indemnified Party from any third party (including insurers, but net of premium increases) or (ii) offset by Tax savings realized on account of such Damages by the Indemnified Party or any of its Affiliates.

                  (g) Except for claims arising as a result of fraud or other intentional misconduct, the indemnification provisions of this Article X sets forth the exclusive remedy under this Agreement for Damages owing from Sellers to the Purchaser Parties and from Purchaser to the Seller Parties. Each of the Parties hereby waives, to the fullest extent it may lawfully do so, any other rights, causes of action, or remedies or Damages that it might assert against the other in connection with this Agreement and the transaction contemplated hereby, whether under statutory or common Law, any Environmental Law, or securities, trade regulation, or other Law.

         10.5 Indemnity Payments. All payments made pursuant to this Article X (other than interest payments) will be treated by the Parties on all Tax Returns as an adjustment to the Aggregate Purchase Price.

         10.6 Payment.

                  (a) Upon final determination by the Parties, an arbitrator or a court of competent jurisdiction that a Party is entitled to indemnification under this Article X, subject to clause (b) below, the Indemnifying Party will promptly pay or reimburse, as appropriate, the Indemnified Party for any Damages to which it is entitled to be indemnified hereunder. Neither Party will permit any exercise of any right of set-off against the other Party until such final determination is made.

                  (b) Any payment owing by the Sellers to any Purchaser Party for Damages may be made from the funds held in escrow pursuant to the Indemnity Escrow Agreement in accordance with the terms and conditions thereof. On the sixth month anniversary of the Closing Date, an amount equal to fifty percent (50%) of the balance of the funds held in escrow on such date pursuant to the Indemnity Escrow Agreement shall be distributed to the Sellers (each receiving its Pro Rata Share of such distribution), and on the Release Date, the remaining portion of such escrowed funds shall be distributed to the Sellers (each receiving its Pro Rata Share of such distribution). Notwithstanding the foregoing, in the event there is one or more claims for indemnification against the Sellers pursuant to this Article X which is outstanding or has not been finally settled or resolved (each such claim an "Unresolved Claim") on the sixth month anniversary of the Closing Date or the Release Date, as applicable, an amount equal to the amount of such Unresolved Claims shall remain in escrow pursuant to the Indemnity Escrow Agreement; provided, however, that any amounts withheld with respect to Unresolved Claims that are not applied to such Unresolved Claims shall immediately upon resolution thereof, be disbursed to the Sellers.

         10.7 Other Indemnitees. Purchaser will cause the Purchaser Parties, and the Sellers will cause the Seller Parties, to comply with the provisions and to abide by the limitations set forth in this Article X.

         10.8 Survival. The covenants and agreements of the Parties set forth in this Agreement that require performance after the Closing will survive the Closing and will remain in effect until performed or expressly waived in writing. All representations and warranties made herein or in any certificates provided for herein will expire and be of no further force and effect after the Release Date; provided, however, the foregoing survival limitation will not apply to the representations and warranties set forth in Sections 4.20 and 4.23 which will survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions).

The Parties acknowledge that this contractual term of limitations is reasonable and necessary to provide conclusion to the Parties' obligations under this Agreement.

                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) by mutual written consent of the Sellers and Purchaser;

                  (b) by Purchaser if (i) the conditions to Purchaser's obligation to close set forth in Article VIII have not been met by the Company and the Sellers, or waived by Purchaser, on or before July 31, 1999, and (ii) the failure of such conditions to be met is not the result of a material breach of any provision of this Agreement by Purchaser; provided, that, in such instance, Purchaser may, in its sole and absolute discretion, extend such date to a later date, but in no event later than September 30, 1999;

                  (c) by the Sellers if (i) the conditions to the Sellers' obligation to close set forth in Article IX have not been met by Purchaser, or waived by the Sellers, on or before July 31, 1999, and
         (ii) the failure of such conditions to be met is not the result of a material breach of any provision of this Agreement by the Company or the Sellers; provided, that, in such instance, the Sellers may, in their sole and absolute discretion, extend such date to a later date but in no event later than September 30, 1999;

                  (d) by the Sellers at any time after Purchaser breaches its covenant set forth in Section 7.1; or

                  (e) by either Purchaser or the Sellers if the Closing has not occurred before October 1, 1999.

         11.2 Effect of Termination.

                  (a) If this Agreement is validly terminated pursuant to
         Section 11.1 by Purchaser or the Sellers, as applicable, giving notice thereof to the other Parties, this Agreement will forthwith become null and void, except that the provisions of this Section 11.2 and Sections 12.2, 12.5, 12.6, 12.7 and 12.14 will continue to apply following any such termination and except as provided in Section 11.2(b), no Party will be relieved of any liability for Damages that such Party may have to any other Party hereto by reason of such Party's breach of this Agreement (or any representation, warranty, covenant, or agreement included in this Agreement).

                  (b) If this Agreement is validly terminated by the Sellers in accordance with Section 11.1(c) or Section 11.1(d), the Sellers shall be entitled to the Deposit as liquidated Damages and their sole and exclusive remedy for breach of this Agreement by Purchaser, other than for any willful breach by Purchaser. Purchaser shall be entitled to the Deposit if this Agreement is validly terminated in accordance with
         Section 11.1(a), 11.1(b) or 11.1(e).

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Tax. The Company and the Sellers will properly prepare, or cause to be properly prepared, and file or cause to be filed, all Tax Returns of or which include the Partnership, the Company or any other Buford Company required to be filed on or prior to the Closing Date (determined with regard to extensions). Purchaser will be responsible for preparing and filing all Tax Returns required to be filed by or on behalf of the Company and the other Buford Companies after the Closing Date.

         12.2 Sellers Committee.

                  (a) The Sellers Committee will become effective as of the Closing Date and will continue in existence until all of its duties under this Agreement are discharged. The Sellers Committee will have full and irrevocable power and authority to act for and in the name of and as agent for the Sellers after the Closing to do the following: (a) accept and give notices and other communications relating to this Agreement and the other Company Documents; (b) execute any instrument or document that the Sellers Committee determines is necessary or desirable in the exercise of its authority under this Agreement; (c) act on behalf of the Sellers in connection with all matters relating to this Agreement and the other Company Documents and the transactions contemplated hereby and thereby; and (d) make claims for indemnity on behalf of any Sellers and make any determinations and exercise any powers of an Indemnifying Party or Indemnified Party on behalf of the Sellers.

                  (b) The Sellers Committee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Sellers Committee need not investigate any fact or matter stated in such document. The Sellers Committee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care. The Sellers Committee and its members will not be liable for any action they take or omit to take in good faith that they believe to be authorized or within their rights or powers. The Sellers Committee may consult with counsel and the advice or opinion of such counsel as to matters of law will be sole and complete authorization and protection in respect of any action taken, omitted, or suffered by it under this Agreement or under any other Company Documents in good faith and in accordance with the advice or opinion of such counsel.

                  (c) At any meetings of the Sellers Committee, two members will constitute a quorum. Any action to be taken by the Sellers Committee may be taken by a majority of its members present at a meeting of the Sellers Committee (a quorum being present) including any meeting held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, or by written consents of all members of the Sellers Committee.

                  (d) If a member of the Sellers Committee resigns, dies or becomes incapacitated, the remaining members of the Sellers Committee will appoint a successor member, notwithstanding the absence of a quorum.

         12.3 Notices. Any notice or other communication given pursuant to this Agreement must be in writing and delivered personally, sent by telefacsimile or other similar facsimile transmission, delivered by overnight express, or sent by registered or certified mail, postage prepaid, as follows:

                  (a)      If to the Company:

                           Buford Group, Inc.
                           6125 Paluxy Road
                           Building B
                           Tyler, Texas  75703
                           Attention:  Kay Monigold
                           Facsimile number:  (903) 561-4031

                           with a copy to:

                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas  75201
                           Attention:  Alan J. Bogdanow
                           Facsimile number:  (214) 939-6100

                  (b)      If to the Sellers or the Sellers Committee:

                           6125 Paluxy Road
                           Building B
                           Tyler, Texas  75703
                           Attention:  Kay Monigold
                           Facsimile number:  (903) 561-4031

                           with a copy to:

                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas  75201
                           Attention:  Alan J. Bogdanow
                           Facsimile number:  (214) 939-6100

                  (c)      If to Purchaser:

                           Classic Cable, Inc.
                           515 Congress Avenue
                           Austin, Texas  78701
                           Attention:  J. Merritt Belisle
                           Facsimile number: (512) 476-5204

                           with a copy to:

                           Winstead Sechrest & Minick, P.C.
                           100 Congress Avenue, 8th Floor
                           Austin, Texas  78701
                           Attention:  Timothy E. Young, Esquire
                           Facsimile number:  (512) 370-2850

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 12.3 will (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

         12.4 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         12.5 Expenses. Purchaser, on one hand, and the Sellers, on the other hand, will each be responsible for and pay one-half of (i) all sales, transfer, deed, duties, stamp, notary public and other similar Taxes and fees applicable to the transactions contemplated by this Agreement, (ii) the filing fee required by the HSR Act, and (iii) the cost and expense of the lien and judgment searches described in Section 6.8. Except as otherwise expressly provided in this Agreement, the Sellers will pay their own costs and expenses and the Company's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and Purchaser will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         12.6 Public Announcements. At all times at or before the Closing, the Company and the Sellers, on one hand, and Purchaser, on the other hand, will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release and will obtain the other Party's approval of the text of any public report, statement or release to be made solely on behalf of a Party, which approval will not be unreasonably withheld or delayed. If the Company and Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a Party, required by Law to discharge such Party's disclosure obligations, then such Party may make or issue the legally required report, statement, or release, to the required recipient.

         12.7 Confidentiality.

                  (a) From the date hereof until the third anniversary of the later to occur of the Closing Date or the termination of this Agreement pursuant to Article XI hereof, each of Purchaser, the Company, and the Sellers will refrain, and will cause its respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other Person any confidential documents or confidential information concerning any other party hereto acquired by it in connection with this Agreement or concerning the transactions contemplated hereby unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of Law (including, without limitation, in connection with obtaining necessary insurance regulatory approvals) and notice of such disclosure is furnished to such other party hereto; (ii) any party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such documents or information in connection with the requirements of any securities Law; or (iii) such documents or information can be shown to have been (A) previously available to the party hereto receiving such documents or information on a non-confidential basis, provided that the source of such information was not known by such party, after reasonable investigation, to be bound by any obligation of confidentiality to the Company with respect to such material, (B) generally available to the public through no fault of such receiving party, or (C) later acquired by such receiving party on a non-confidential basis, provided that the source of such information was not known by such party, after reasonable investigation, to be bound by any obligation of confidentiality to the Company with respect to such material.

                  (b) The parties hereto acknowledge and agree that (i) a breach of any of the terms or provisions of this Section 12.7 would cause irreparable damage to the non-breaching party for which adequate remedy at Law is not available; and (ii) the non-breaching party will be entitled as a matter of right to obtain, without posting any bond whatsoever, an injunction, restraining order, or other equitable relief to restrain any threatened or further breach of this Section 12.7, which right will not be exclusive but will be cumulative and in addition to any other rights and remedies available at Law or in equity.

         12.8 No Negotiation. Until such time, if any, that this Agreement is terminated in accordance with Section 11.1, the Sellers and the Company will not directly or indirectly solicit, initiate or encourage proposals or conduct negotiations relating to any transaction concerning the sale of the Securities or any similar transaction.

         12.9 Amendments. This Agreement hall not be modified except by written instrument signed by duly authorized representatives of each Party.

         12.10 Assignment. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which consent will not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement will apply to, be binding in all respect upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns.

         12.11 Further Assurances. Each Party agrees that upon the reasonable request of any other Party it will use good faith efforts (a) to furnish such further information, (b) to execute and deliver such other documents, and (c) to perform such other acts, for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         12.13 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         12.14 Dispute Resolution.

                  (a) In the event that a Party believes a controversy, claim or dispute has arisen out of or relates to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement (other than pursuant to Section 2.3(e)), it will notify the other Parties in accordance with Section 12.3 and provide reasonable detail as to the reasons for such determination. After such notice has been given, the appropriate Parties will meet and negotiate in good faith to resolve the dispute. No arbitration for the resolution of the dispute may be commenced until the earlier of (i) twenty (20) days following the date upon which such notice has been given, and (ii) the appropriate Parties conclude in good faith that amicable resolution of the dispute through continued negotiation does not appear likely.

                  (b) To the extent that the Parties are unable to resolve their disputes or controversies arising out of or relating to this Agreement, or the performance, breach, validity, interpretation or enforcement of this Agreement, through discussion and negotiation, all such disputes and controversies will be resolved by binding arbitration in accordance with Title 9 of the United States Code (the Federal Arbitration Act) and the Commercial Arbitration Rules of the America Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. After such time that arbitration may be commenced in accordance with clause (a) above, a Party may initiate arbitration by sending written notice of its intention to arbitrate to the other Parties and to the AAA office located in Dallas, Texas. Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before a panel of three (3) arbitrators, with each Party selecting one (1) arbitrator and the third arbitrator being jointly selected by the Parties. In the event the Parties have not mutually agreed on an acceptable third arbitrator within thirty (30) days after the demand for arbitration is filed, the third arbitrator shall be appointed in the manner provided by Section 13 of the Commercial Arbitration Rules of the AAA. The decision of the arbitrators will be final and binding on the Parties and their successors and assignees. The Parties intend that this agreement to arbitrate be irrevocable.

                  (c) The Parties shall use their commercially reasonable efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the arbitrators may request, so that the decision may be reached timely. The arbitrators shall take into account the Parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. Each of the Parties agrees to submit to the jurisdiction of the arbitrators.

                  (d) Notwithstanding the foregoing, in advance of the institution of any arbitration proceeding, but in aid thereof, an application may be filed for order or orders to be entered by any court of competent jurisdiction (i) invoking the jurisdiction of the court over the controversy in rem, by attachment, garnishment, sequestration, or (ii) seeking to restrain or enjoin the destruction of the subject matter of the controversy or any essential part thereof, or the destruction or alteration of books, records, documents, or evidence needed for the arbitration proceeding. No such judicial proceeding by a Party shall be deemed a waiver of the Party's right to arbitrate.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           PURCHASER:

                                           CLASSIC CABLE, INC.


                                           By:  /s/ J. Merritt Belisle
                                              ------------------------------
                                           Name: J. Merritt Belisle
                                           Title: Chief Executive Officer

                                           COMPANY:

                                           BUFORD GROUP, INC.


                                           By:  /s/ Robert P. Buford
                                              ------------------------------
                                           Name: Robert P. Buford
                                           Title: President


                                           SELLERS:


                                           /s/ Geoffrey R. Buford
                                           ---------------------------------
                                           Geoffrey R. Buford


                                           /s/ Robert P. Buford
                                           ---------------------------------
                                           Robert P. Buford


                                           /s/ Bennett W. Hooks, Jr.
                                           ---------------------------------
                                           Bennett W. Hooks, Jr.


                                           /s/ Ronald W. Martin
                                           ---------------------------------
                                           Ronald W. Martin


                                           /s/ Thomas M. Seale, III
                                           ---------------------------------
                                           Thomas M. Seale, III

                                           /s/ Elizabeth Kay Monigold
                                           ---------------------------------
                                           Elizabeth Kay Monigold



                                           COMMUNITIES FOUNDATION
                                           OF TEXAS, INC.


                                           By: /s/ Edward M. Fjordbak
                                              ------------------------------
                                           Name: Edward M. Fjordbak
                                           Title: President


                                           LEADERSHIP NETWORK, INC.


                                           By: /s/ Robert P. Buford
                                              ------------------------------
                                           Name: Robert P. Buford
                                           Title: President


                                           BUFORD FOUNDATION, INC.


                                           By: /s/ Robert P. Buford
                                              ------------------------------
                                           Name: Robert P. Buford
                                           Title: President

                                SPOUSES' CONSENT


         Linda Buford, the spouse of Robert P. Buford has reviewed this Agreement and agrees that her community interest, if any, in the Shares and the Partnership Interests held by Robert P. Buford shall be bound by the terms hereof.


                                           /s/ Linda Buford
                                           ---------------------------------
                                           Linda Buford


         Pamela G. Martin, the spouse of Ronald W. Martin has reviewed this Agreement and agrees that her community interest, if any, in the Partnership Interests held by Ronald W. Martin shall be bound by the terms hereof.


                                           /s/ Pamela G. Martin
                                           ---------------------------------
                                           Pamela G. Martin


         Connie C. Seale, the spouse of Thomas M. Seale, III has reviewed this Agreement and agrees that her community interest, if any, in the Partnership Interests held by Thomas M. Seale, III shall be bound by the terms hereof.


                                           /s/ Connie C. Seale
                                           ---------------------------------
                                           Connie C. Seale


         Phillip B. Monigold, the spouse of Elizabeth Kay Monigold has reviewed this Agreement and agrees that his community interest, if any, in the Partnership Interests held by Elizabeth Kay Monigold shall be bound by the terms hereof.


                                           /s/ Phillip B. Monigold
                                           ---------------------------------
                                           Phillip B. Monigold

                                    EXHIBIT A
                                   DEFINITIONS

         The capitalized terms used in this Agreement will have the following meanings:

         "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

         "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

         "Aggregate Purchase Price" shall have the meaning given such term in
Section 2.2 of this Agreement.

         "Agreement" shall mean this Securities Purchase Agreement, together with the Exhibits and Schedules attached hereto.

         "Annualized EBITDA" shall mean at any date of determination, the sum of
(a) net income derived from Annualized Revenue, plus (b) interest expense deducted in arriving at such net income, plus (c) federal, state and local income taxes deducted in arriving at such net income, plus (d) depreciation, amortization and other non-cash charges deducted in arriving at such net income, plus (e) transaction expenses associated with the sale of the Buford Companies, as computed and calculated in accordance with GAAP and on a basis consistent with the Company Financial Statements.

         "Annualized Revenue" shall mean at any date of determination, the product of (a) all income of the Buford Companies on a consolidated basis for the three (3) most recent consecutive completed months derived from: (i) the delivery of analog and digital video programming to subscribers and other end users, including basic, premium, pay-per-view and audio services; (ii) the installation and connection of service; (iii) the assessment of late fees and other administrative charges; (iv) the sale of advertising and leased access; (v) the rental of tower space; (vi) the provision of Internet access and other data services; (vii) shopping and other programming network commissions, but excluding programming network launch and other marketing support; (viii) the sale, rental or lease of equipment, and (ix) franchise fees and guides, times
(b) four (4).

         "Assets" shall mean all assets or properties of every kind, nature, character, and description, including all tangible, intangible, personal, real or mixed, of the Buford Companies.

         "Basic Subscriber" shall mean as of any date of determination, without duplication, the sum of all of the following which are receiving basic cable television service provided by the Systems: (a) private residential customer accounts that are billed by individual unit, regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings, (excluding Nonstandard Charges) each of which shall be counted as one "Basic Subscriber"; and (b) all commercial, bulk-billed and other accounts not billed by individual unit, such as correctional facilities, hotels, motels, apartment houses and multi-family homes; provided, that, the number of "Basic Subscribers" serviced by each such account shall be deemed to be an amount equal to the quotient of (x) the aggregate monthly basic cable television service revenue and expanded basic cable television service revenue (without duplication) derived by the Systems from such accounts (excluding any Nonstandard Charges), in each case for the last calendar month preceding the date of such determination, divided by (y) the sum of the Basic Subscriber Rate and the Expanded Basic Rate (without duplication) in each case in effect on the date of such determination. Notwithstanding the foregoing, the term "Basic Subscriber" will not include any commercial, residential or other subscriber (i) who has not paid all billed deposit and installation charges (due in connection with such subscriber's obtaining basic television services from a System) and the full non-discounted Basic Subscriber Rate for such System for at least one (1) full month, (ii) whose account as of the Closing Date is more than two (2) months past due from the date on which any part of such account was first due (unless, if more than two (2) months past due, the excess amount so past due is no more than $10.00 (excluding late charges)), (iii) whose service is pending disconnection for any reason, or

(iv) who comes within the definition of Basic Subscriber because its account (or any part thereof) has been compromised or written off other than in the ordinary course of business consistent with past practices for reasons such as service interruptions and waiver of late charges.

         "Basic Subscriber Rate" shall mean the aggregate monthly fees and charges for the provision of basic cable television services provided by the Systems and excluding any Nonstandard Charges, copyright fees, franchise fees and regulatory fees charged to customers served by the Systems, as of the end of the last full month prior to the date of determination.

         "Buford Companies" shall mean collectively, the Company, Friendship Cable of Texas, Inc., Buford Television, Inc., Correctional Cable TV, Inc., Friendship Cable of Arkansas, Inc. and Callcom 24, Inc., each a Texas corporation, and Buford Television, Inc. of Ft. Smith, an Arkansas corporation.

         "Buford Foundation" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which banking institutions in New York, New York or Tyler, Texas shall be permitted or required by Law or executive order to be closed.

         "Cable Business" shall mean the cable television business and other income-generating business conducted by the Buford Companies through the Systems.

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.3 hereof.

         "Closing Balance Sheet" shall have the meaning given such term in
Section 2.3(b).

         "Closing Date" shall mean July 31, 1999, or such later date as extended by Purchaser or the Stockholders in accordance with Section 11.1, but in no event later than September 30, 1999, unless the Parties otherwise agree in writing.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Communications Act" shall mean the Communications Act of 1934, as amended, including, but not limited to, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the rules and regulations of the FCC promulgated thereunder.

         "Communities Foundation" shall have the meaning given such term in the introductory paragraph to this Agreement.

         "Company" shall have the meaning given such term in the introductory paragraph to this Agreement.

         "Company Common Stock" shall mean the meaning given such term in the Preliminary Statements to this Agreement.

         "Company Documents" shall mean this Agreement, the Indemnity Escrow Agreement, the Noncompete Agreement and any other agreement, document or instrument executed and delivered by the Company or any Seller on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement.

         "Company Financial Statements" shall mean the financial statements and related documents described in subsections (a) of Section 4.6.

         "Company Material Adverse Effect" shall mean any change or effect that could reasonably be expected to be materially adverse to the conduct of the Cable Business, the operation of the Systems, or the financial condition of the Buford Companies taken, as a whole.

         "Consent" shall mean a consent, approval, authorization, waiver, clearance from or notification to any Person, including any Governmental Authority.

         "Consequential Damages" shall mean Damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or other indirect Damages.

         "Contract" shall mean any written agreement, lease, sublease, promissory note, evidence of indebtedness, or other contract.

         "Copyright Act" shall mean Section III of Title 17 of U.S. Code, as amended, and all rules and regulations promulgated thereunder, as amended.

         "Corporate Seller" shall mean each Seller that is a corporation.

         "Damages" shall mean any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, costs, and expenses (including, without limitation, reasonable fees and expenses of attorneys, accountants, actuaries, and other experts).

         "Deposit" shall have the meaning given such term in Section 7.1.

         "Deposit Escrow Agreement" shall mean the Deposit Escrow Agreement substantially in the form of Exhibit C to this Agreement.

         "Employee Benefit Plans" shall mean "employee benefit plans" as defined in Section 3(3) of ERISA, stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or nonqualified), and all other pension, welfare, severance, retirement, deferred compensation, group insurance, profit sharing, life, health, disability, accident (including, without limitation, any "voluntary employees' beneficiary association" as defined in Code section 501(c)(9) providing for the same or other benefits), thrift, day care, legal services, leave of absence, layoff, and supplemental or excess benefit plans, in each case existing on or before the Closing Date which any of the Buford Companies maintains or sponsors and which cover some or all of the present or former officers, directors, employees, agents, consultants, or other similar representatives providing services to or for any of the Buford Companies; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business, including without limitation sick leave, vacation, and holiday policies, and (b) directors and officers liability insurance.

         "Environmental Law" shall mean the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Emergency Planning and Community Right-To-Know Act and the Safe Drinking Water Act, and the rules and regulations thereunder promulgated in final form prior to the date hereof as interpreted in accordance with public announcements made prior to the date hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including, without limitation, any successor act), and the rules and regulations promulgated thereunder.

         "Expanded Basic Rate" shall mean as of any date of determination, the monthly fees and charges for the provision of "expanded basic service" (as such term is customarily used in the cable television industry) and excluding any Nonstandard Charges, copyright fees, franchise fees and regulatory fees charged to customers served by the Systems, as of the end of the last full month.

         "FCC" shall mean the Federal Communications Commission, or any successor agency.

         "Financing" shall have the meaning given such term in Section 5.7.

         "G. Buford" shall have the meaning given such term in the introductory paragraph to this Agreement.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

         "Governmental Authority" shall mean any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

         "Hazardous Substance" shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material.

         "Hooks" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Acts of 1976), as amended (including, without limitation, any successor act), and the rules and regulations promulgated thereunder.

         "Indemnified Party" means each Person entitled to indemnification pursuant to Article X.

         "Indemnifying Party" means each Person who has a duty of indemnification pursuant to Article X.

         "Indemnity Escrow Agreement" shall mean the Indemnity Escrow Agreement substantially in the form of Exhibit B to this Agreement.

         "Individual Seller" shall mean each Seller who is a natural person.

         "IRS" shall mean the United States Internal Revenue Service.

         "Knowledge" shall mean, with respect to any entity, actual knowledge of any of the executive officers or directors of the entity specified.

         "Law" shall mean all laws, statutes, ordinances, codes, regulations, orders, technical or other written standard, writs, rulings, judgments, directives, injunctions and decrees of any executive office, legislature or Governmental Authority.

         "Leadership Network" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Licenses" shall mean any license, sublicense, permit, authorization or registration obtained from any Governmental Authority in connection with the operation of a Person's business, excluding authorizations for franchises.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lien, levy, charge, or other encumbrance of any kind, or any conditional sales Contract, title retention Contract, or other Contract to give any of the foregoing.

         "March Balance Sheet" shall mean the balance sheet of the Buford Companies dated as of March 31, 1999 that is included in the Company Financial Statements.

         "Martin" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Material Contracts" shall have the meaning given such term in Section 4.13(a).

         "Material Leases" shall mean any lease or sublease of real or personal property of any Buford Company involving a term of more than 12 months and rental obligations exceeding $12,000 per year.

         "Material Real Property Leases" shall have the meaning given such term in Section 4.12(a).

         "Monigold" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Monthly Financial Statements" shall mean the financial statements described in Section 6.6.

         "Noncompete Agreement" shall mean the Noncompete Agreement substantially in the form of Exhibit D to this Agreement.

         "Nonstandard Charges" shall mean any charges for Taxes, second connects, additional outlets, installation fees, deposits and other non-recurring items and any charges for the rental of converters, remote control devices and other live charges for equipment.

         "Partnership" shall have the meaning given such term in the Preliminary Statements.

         "Partnership Interests" shall have the meaning given such term in the Preliminary Statements.

         "Party" shall mean each of Purchaser, the Company and each Seller.

         "Permitted Lien" shall mean any (a) mechanic's carrier's, workmen's, repairmen's, or other similar Lien arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments, and other governmental charges that are not due and payable or that may hereafter be paid without penalty or that are being contested in good faith, (c) zoning laws and ordinances and similar legal requirements, (d) rights reserved to any Governmental Authority to regulate the affected property and (e) easements, rights-of-way, and other imperfections of title or other encumbrances that do not individually or in the aggregate have a Company Material Adverse Effect.

         "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

         "Pole Attachment Agreements" shall have the meaning given such term in
Section 4.11(a).

         "Preliminary Purchase Price Adjustment Amount" shall have the meaning given such term in Section 2.3(c).

         "Pro Rata Share" shall mean with respect to any Seller, the portion of the Aggregate Purchase Price to which such Seller is entitled expressed as a percentage of the total Aggregate Purchase Price.

         "Purchase Price Adjustment Amount" shall have the meaning given such term in Section 2.3(a).

         "Purchaser" shall have the meaning given such term in the introductory paragraph to this Agreement.

         "Purchaser Documents" shall mean this Agreement, the Indemnity Escrow Agreement, the Noncompete Agreement and any other agreement, document or instrument executed and delivered by Purchaser on the Closing Date in connection with the consummation of the transactions contemplated by this Agreement.

         "Purchaser Parties" shall have the meaning given such term in Section 10.1.

         "R. Buford" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Real Property" shall have the meaning given such term in Section 4.12(a).

         "Release Date" shall mean the date that is eighteen (18) months from the Closing Date.

         "Seale" shall have the meaning given such term in the introductory paragraph of this Agreement.

         "Securities" shall have the meaning given such term in Section 2.1.

         "Seller" shall have the meaning given such term in the introductory paragraph to this Agreement.

         "Seller Parties" shall have the meaning given such term in Section
10.2.

         "Sellers Committee" shall mean a committee comprised of three (3) individuals appointed by the Sellers on or before the Closing Date.

         "Senior Bank Debt" shall mean the aggregate of the outstanding principal, accrued interest, fees and expenses payable by the Company under that certain Credit Agreement, dated as of September 30, 1994, as amended, among the Company, the First National Bank of Chicago, as Agent and the other lending institutions party thereto.

         "Senior Debt" shall mean collectively, the Senior Bank Debt, any capitalized lease obligations of the Buford Companies and any other long term indebtedness for borrowed money evidenced by bonds, debentures, notes or similar instruments of the Buford Companies.

         "Shares" shall have the meaning given such term in the Preliminary Statements to this Agreement.

         "Subsidiary" shall mean, with respect to any Person, any entity in which such Person owns (directly or indirectly) more than 50% of such entity's voting securities.

         "System Franchises" shall have the meaning given such term in Section 4.10(a).

         "Systems" shall have the meaning set forth in the Preliminary
Statements.

         "Taxes" shall mean all taxes, charges, levies, or other similar assessments or liabilities, including (a) income, phase III, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

         "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes, including without limitation any information return.

         "Third Party Claim" shall have the meaning given such terms in Section 10.3(b).

         "Unresolved Claim" shall have the meaning given such term in Section 10.6(b).

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988.

         "Working Capital" shall mean an amount equal to the difference of (a) the consolidated current assets (excluding cash and cash equivalents) of the Buford Companies, less (b) the consolidated current liabilities (excluding the current portion of Senior Debt) of the Buford Companies, all as set forth on the Closing Balance Sheet.

         Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "including" and other forms of such term, with respect to any matter or thing, means "including but not limited to" such matter or thing; and (f) all references to "dollars" or "$" refer to currency of the United States of America.